                                      LOGO


                         SELAS CORPORATION OF AMERICA
                              2034 LIMEKILN PIKE
                         DRESHER, PENNSYLVANIA 19025

                                                                  March 17, 1995

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD APRIL 18, 1995

   The Annual Meeting of Shareholders of Selas Corporation of America (the "Corporation") will be held at the Holiday Inn, 432 Pennsylvania Avenue, Fort Washington, Pennsylvania 19034 on Tuesday, April 18, 1995 at 2:00 p.m., for the following purposes:

       (1) Election of directors;

       (2) Ratification of the appointment of KPMG Peat Marwick LLP as the Corporation's auditors for the year ending December 31, 1995; and

       (3) Transaction of such other business as may properly come before the meeting.

   Shareholders of record at the close of business on March 7, 1995 will be entitled to vote at the meeting. This notice and the enclosed proxy are being sent to shareholders on or about March 17, 1995.

                               PROXY STATEMENT

   The enclosed proxy is solicited by the Board of Directors of the Corporation. The proxy is revocable at any time prior to its use by delivery of a subsequently executed proxy or written notice of revocation to the Secretary of the Corporation. As of March 7, 1995, there were 3,460,050 Common Shares outstanding, each of which is entitled to one vote on all matters to be presented at the meeting. The annual report of the Corporation, including financial statements, for the year ended December 31, 1994, on which no action will be requested at the annual meeting, is included herewith. It is not to be regarded as proxy solicitation material.

                            ELECTION OF DIRECTORS

   The Board intends to cause Messrs. Francis J. Dunleavy and Stephen F. Ryan, the two directors whose terms expire at the 1995 Annual Meeting, to be nominated for re-election at the 1995 Annual Meeting to serve until the 1998 Annual Meeting and until their respective successors have been duly elected and have qualified. If either of the nominees should be unavailable on April 18, 1995, the persons named in the proxy may vote the proxies for such other person as they may choose, unless the Board of Directors reduces the number of directors to be elected.

   Assuming a quorum is present, the two nominees receiving the highest number of votes cast at the annual meeting will be elected directors. For such purposes, the withholding of authority to vote or the specific direction not to cast a vote, such as a broker non-vote, will not constitute the casting of a vote in the election of directors.

   The following table sets forth certain information concerning the nominees and the persons whose terms as directors will continue after the Annual Meeting, including their ages and principal occupations during the past five years:

                                                                                Director     Term
                        Name, Age and Occupation                                  Since     Expires
- - -----------------------------------------------------------------------       ----------- ---------
John H. Austin, Jr. (66), Retired President and Chief Operating Officer of        1991       1996
 Philadelphia Electric Company (now known as PECO Energy). Director of
 Philadelphia Suburban Corporation and Philadelphia Subur ban Water Co. Mr.
 Austin also served as a director of the Corporation  from 1972 to 1987.

Frederick L. Bissinger (84), Retired Vice Chairman of Allied Chemical             1974       1997
 Corporation (now known as Allied-Signal Corporation).

Roy C. Carriker (57), President and Chief Operating Officer of Teleflex           1991       1997
 Incorporated's Aerospace Products and Services Group, which includes
 Sermatech International Incorporated, The Teleflex Aerospace/Defense Group
 and Telair International.

Francis J. Dunleavy (80), Retired Vice Chairman of ITT Corporation.  Director     1988       1995
 of AEL Industries, Inc., Bird Inc., Crown Cork & Seal Co. Inc., Quaker Chemical
 Corp. and Scan-Graphics, Inc.

Stephen F. Ryan (59), President and Chief Executive Officer of the Corporation    1989       1995
 since May 1988.

Ralph R. Whitney, Jr. (60), President of Hammond, Kennedy, Whitney  & Co.,        1986       1996
 Inc., a private capital firm. Director of Adage, Inc., Baldwin Technologies,
 Inc. Excel Industries, Inc., IFR Systems, Inc., and Keene Corporation.

                   RATIFICATION OF APPOINTMENT OF AUDITORS

   Subject to shareholder ratification, on the recommendation of the Audit Committee, the Board of Directors has appointed KPMG Peat Marwick LLP as the Corporation's auditors for 1995. KPMG Peat Marwick LLP or predecessors have served as the Corporation's auditors for many years. The persons named in the accompanying proxy will vote to ratify the appointment of KPMG Peat Marwick LLP as the Corporation's auditors for 1995 unless contrary instructions are received. If a majority of the votes cast on this matter are not cast in favor of ratification of this appointment, other auditors will be considered and appointed by the Board of Directors. Abstentions, or the specific direction not to cast a vote, such as a broker non-vote, will not constitute the casting of a vote concerning the ratification of such appointment. A representative of KPMG Peat Marwick LLP is expected to be present at the annual meeting of shareholders to make a statement if desired and to be available to respond to appropriate questions.

                            ADDITIONAL INFORMATION

Share Ownership by Certain Beneficial Owners, Directors and Certain Officers

   The following table sets forth certain information as of December 31, 1994 concerning beneficial ownership of the Corporation's Common Shares by the only persons or groups of persons shown by Securities and Exchange Commission records or the Corporation's records to own beneficially more than 5% of the Corporation's Common Shares and information as of March 1, 1995 concerning such beneficial ownership by all directors and nominees, by each of the executive officers named in the Summary Compensation Table below and by all directors and executive officers as a group:

                                                                             Number of      Percent
Name                                                                         Shares(1)      of Class
- - ----                                                                        -----------     --------
Mark S. Gorder(2)........................................................... 230,400(3)       6.7%
 1260 Red Fox Road
 Arden Hills, Minnesota 55112
Dimensional Fund Advisors, Inc.............................................. 199,700(4)       5.8%
 1299 Ocean Avenue, 11th Floor
 Santa Monica, CA 90401
John H. Austin, Jr., Director...............................................     500           *
Frederick L. Bissinger, Director............................................   6,000           *
Roy C. Carriker, Director...................................................     250           *
Francis J. Dunleavy, Director...............................................     250           *
Stephen F. Ryan, Director, President and Chief Executive Officer............  27,500(5)        *
Ralph R. Whitney, Jr, Director..............................................  20,000           *
Christian Bailliart, Vice President.........................................   5,000(6)        *
Frank J. Boyle, Vice President, Sales and Engineering.......................  24,000(7)        *
James C. Deuer, Vice President..............................................  34,000(8)        *
Robert W. Ross, Vice President and Chief Financial Officer..................  11,300(9)        *
All Directors and Executive Officers as a Group (10 persons)................ 128,800(10)      3.6%

- - ------
* Less than 1%.

 (1) Unless otherwise indicated, each person has sole voting and investment power with respect to all such shares.

 (2) Mark S. Gorder is the President and Chief Executive Officer of
     Resistance Technology, Inc., a wholly-owned subsidiary of the Corporation.

 (3) Includes 5,400 shares which Mr. Gorder has the right to acquire within 60 days through the exercise of stock options.

 (4) The shares indicated are owned by advisory clients of Dimensional Fund Advisors, Inc. ("DFA"), a registered investment advisor. DFA has reported sole voting power with respect to 174,100 shares and sole investment power with respect to 199,700 shares.

 (5) Includes 21,500 shares which Mr. Ryan has the right to acquire within 60 days through the exercise of stock options.

 (6) Includes 5,000 shares which Mr. Bailliart has the right to acquire within 60 days through the exercise of stock options.

 (7) Includes 24,000 shares which Mr. Boyle has the right to acquire within 60 days through the exercise of stock options.

 (8) Includes 11,325 shares which Mr. Deuer has the right to acquire within 60 days through the exercise of stock options.

 (9) Includes 11,100 shares which Mr. Ross has the right to acquire within 60 days through the exercise of stock options.

(10) Includes 72,925 shares which executive officers have the right to acquire within 60 days through the exercise of stock options.

SUMMARY COMPENSATION TABLE

   The following table sets forth certain information concerning compensation paid or accrued by the Corporation and its subsidiaries to the Corporation's Chief Executive Officer and its next four most highly compensated executive officers (the "Named Officers") for the years indicated.

                                                                 Long-Term
                                       Annual Compensation  Compensation Awards   All Other
                                       ------------------- -------------------   Compensation
Name and Principal Position      Year  Salary ($) Bonus ($)     Options (#)          ($)
- - -----------------------------  ------ ---------- --------- ------------------- --------------
Stephen F. Ryan ................ 1994   $200,000   $78,160            --          $2,310((1))
President and Chief              1993    180,000        --         7,500           2,249((1))
 Executive Officer               1992    180,000        --            --           2,182((1))

Christian Bailliart(2).......... 1994    123,646    15,000            --           4,669((3))
Vice President                   1993    115,204     5,933         5,000           3,931((3))
 of the Corporation and          1992    116,731        --            --           4,016((3))
 Chairman of Selas S.A.

Robert W. Ross ................. 1994    115,000    39,324            --           1,725((1))
Vice President and               1993    100,000        --         7,500           1,500((1))
 Chief Financial Officer         1992     95,000        --            --           1,425((1))

James C. Deuer ................. 1994    107,500    80,000            --           3,225((1))
Vice President of the            1993    100,000    75,000         5,000           3,000((1))
 Corporation and President       1992    100,000    60,000            --           3,000((1))
 of Deuer Manufacturing, Inc.

Frank J. Boyle ................. 1994    105,000    30,776            --           1,575((1))
Vice President,                  1993    100,000        --         5,000           1,500((1))
 Sales and Engineering           1992     95,000        --            --           1,425((1))

- - ------
(1) Represents the Corporation's or a subsidiary's contributions to the Named Officer's account under employee savings plans.

(2) Mr. Bailliart's salary and bonus, which were paid in French Francs, have been translated into US dollars for purposes of this presentation based upon the average prevailing exchange rate for the applicable year.

(3) Represents amounts paid by the Corporation or its subsidiaries to obtain insurance which provides coverage to Mr. Bailliart in the event Mr. Bailliart's employment is terminated.

STOCK OPTION TABLE

   The following table sets forth certain information with respect to options to purchase the Corporation's Common Shares held by the Named Officers.

                     Aggregated Option Exercises in 1994 and December 31, 1994 Option Values
                     -----------------------------------------------------------------------
                                                        Number of Shares          Value of Unexercised
                                                     Covered by Unexercised       In-the-Money Options
                            Shares               Options at December 31, 1994    at December 31, 1994(1)
                           Acquired      Value   ----------------------------- -----------------------------
Name                      on Exercise   Realized   Exercisable   Unexercisable   Exercisable   Unexercisable
- - -------------------     ------------- ---------- ------------- --------------- ------------- ---------------
Stephen F. Ryan ......       --           --         23,500         12,000         $54,844           --
Christian Bailliart ..       --           --          4,000          6,000              --           --
Robert W. Ross .......       --           --          8,700          9,800              --           --
James C. Deuer .......       --           --          9,325          8,000           9,809           --
Frank J. Boyle .......       --           --         22,000          8,000          63,281           --

- - ------
(1) Represents the difference between the option exercise price and the fair market value of the Corporation's Common Shares at December 31, 1994. In-the-money options are those where the fair market value of the underlying securities exceeds the exercise price of the option. The closing price of the Corporation's Common Shares on December 31, 1994 was $9.875 per share.

CHANGE-OF-CONTROL ARRANGEMENTS

   Under agreements expiring June 1, 1996 with Messrs. Ryan, Boyle, Deuer and Ross, the Corporation would be required to pay two years' salary to them upon involuntary termination (defined to include a reduction in salary, change of location or adverse change in responsibilities) following a hostile change in control or hostile sale of substantial assets of the Corporation or, in the case of Mr. Deuer, Deuer Manufacturing, Inc.

RETIREMENT PLAN

   Contributions to the Corporation's Retirement Plan adopted in 1986 covering certain officers and salaried employees are not reflected in the preceding executive compensation tables. The Corporation's Retirement Plan is a funded, qualified, defined benefit pension plan that provides benefits for eligible employees. The Corporation's Supplemental Retirement Plan, adopted in 1994, is a non-qualified supplemental plan that provides benefits that would otherwise be denied to eligible employees by reason of certain Internal Revenue Code limitations on qualified plan benefits. The following table shows the estimated aggregate annual benefits, without offset for Social Security benefits, at normal retirement age payable under the Corporation's Retirement Plan and the Supplemental Retirement Plan based upon contributions both by the Corporation and the covered employee, assuming election of payment in the form of an annuity for the employee's life. Effective January 1, 1992, the Corporation eliminated the requirement for employee contribution to the Retirement Plan. Annual benefits under the Corporation's Retirement Plan and the Supplemental Retirement Plan are based upon the average total eligible annual compensation for all eligible years of employment.

 Average total eligible
annual compensation for
 all (or last 35) years      Estimated annual retirement benefits
      of employment              based on credited service of:
- - -----------------------  -------------------------------------------
                           10 years   15 years   20 years   25 years
                         ---------- ---------- ---------- ----------
      $ 50,000             $ 8,400    $12,600    $16,800   $ 21,000
       100,000              17,400     26,100     34,800     43,500
       150,000              26,400     39,600     52,800     66,000
       200,000              35,400     53,100     70,800     88,500
       250,000              44,400     66,600     88,800    111,000

The estimated credited years of service under the pension plan for the Named Officers were as follows: Mr. Ryan, 6; Mr. Boyle, 8; and Mr. Ross, 3. Mr. Bailliart and Mr. Deuer do not participate in the Retirement Plan or the Supplemental Retirement Plan.

RESISTANCE TECHNOLOGY, INC.

   On October 20, 1993, the Corporation acquired all of the outstanding common shares of Resistance Technology, Inc., a Minnesota corporation ("RTI").

   In connection with the acquisition of RTI, the Corporation issued to Mark
S. Gorder, the President, Chief Executive Officer and formerly a principal shareholder of RTI, cash and four promissory notes of the Corporation, which notes aggregated $1,800,000, with the latest maturity being October 3, 1994 and each of which carried an annual interest rate of 6 3/4 %. The four promissory notes were paid when due.

   At the time of consummation of the acquisition of RTI, RTI entered into a five-year employment agreement with Mr. Gorder which provides for a minimum base annual compensation of $160,706. Under such employment agreement and an accompanying non-competition agreement between the Corporation and Mr. Gorder, Mr. Gorder, who currently serves as president and chief executive officer of RTI, has agreed not to engage in certain activities which are competitive with RTI for a period equal to the greater of (i) three years following the termination of his employment by RTI or (ii) five years from the date of his employment agreement.

   Mr. Gorder is a general partner (with a one-third interest) of Arden Partners I, a Minnesota general partnership ("Arden") that owns and leases to RTI under a lease entered into in October 1991 one of RTI's two manufacturing facilities. In connection with the RTI acquisition, Arden executed an agreement with RTI to extend the term of such lease from November 1, 1996 to October 31, 2003 and to grant RTI two successive renewal term options of five years each. Under this extension agreement, the base monthly rent during each extension term is to be tied to the fair rental value at the commencement of the applicable extension term. Under the current lease, RTI pays Arden a base monthly rent of approximately $30,253.

   Notwithstanding any incorporation of future filings, including proxy statements, by reference contained in any of the Corporation's previous filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, the following Compensation Committee Report and the Performance Graph on page 9 shall not be incorporated into any such filings. Such report and graph are not to be deemed filed with the Securities and Exchange Commission and are not to be regarded as proxy solicitation material.

COMPENSATION COMMITTEE REPORT

   The Corporation's compensation program for officers, which is administered by the Compensation Committee of the Board of Directors, is designed to align a significant portion of officer compensation with the Corporation's business objectives and performance. The Compensation Committee consists of four outside directors, none of whom has ever been an employee of the Corporation or any of its subsidiaries.

   The Corporation's officer compensation program is comprised of base salary, potential annual cash incentive compensation and long-term incentive compensation in the form of stock options. Officers are also covered under medical, life insurance, pension and savings plans generally available to employees of the Corporation or the business unit managed by the officer.

   Through the use of data on comparable companies and its evaluation of officers' performance, the Compensation Committee's objective is to recommend to the Board of Directors the setting of total base salary and potential incentive compensation for Mr. Ryan, the Corporation's Chief Executive Officer, and other officers at levels designed to achieve the Corporation's objectives of attracting, retaining, motivating and rewarding talented executives. The Committee's philosophy is that a significant portion of the total potential compensation of the Chief Executive Officer and other senior executives should be leveraged to be dependent upon the degree of the Corporation's or a business unit's financial success in a particular year. The Corporation had record earnings years in 1989, 1990 and 1991, sustained a loss in 1992, returned to profitability in 1993 and experienced further improvement in 1994. Thus the bonus or incentive compensation paid to officers such as Mr. Ryan, Mr. Boyle and Mr. Ross, whose bonus or incentive compensation is tied to corporate performance, can vary markedly from year to year in accordance with the financial performance of the Corporation as a whole. Mr. Deuer receives bonus compensation on a discretionary basis, based upon, among other things, the performance of his business unit. Mr. Bailliart's bonus compensation is tied to the achievement of target net income (measured in U.S. dollars) of his business unit. Although such target net income was not achieved in 1994, the Committee recommended, and the Board of Directors approved, a discretionary bonus for Mr. Bailliart with respect to 1994 based upon, among other things, Mr. Bailliart's performance.

   The Corporation's Executive Incentive Plan, which was formulated over the course of 1992 and early 1993 and amended in 1994 and which covers the officers of the Corporation other than Mr. Bailliart and Mr. Deuer, ties one half of potential payments to participants to return on shareholders' equity ("ROE") and the other half of potential payments to consolidated net income. Minimum levels of performance must be achieved before any amounts are paid under the consolidated net income or ROE components of the Plan. Once the applicable minimum performance threshold has been achieved, payments under each component of the Plan are a function of a maximum bonus for each officer dependent on a percentage of the officer's base compensation and ROE or consolidated net income achieved for the year. Under the Plan, the Committee has the discretion to recommend to the Board that an additional bonus be paid to participants.

   Officers covered by the Executive Incentive Plan received bonus compensation for 1994 pursuant to the Plan as the level of performance, measured by both consolidated net income and ROE, resulted in bonus compensation slightly below the midpoint between bonus payable at threshold levels of performance and maximum potential bonus based upon 1994 targets established by the Board of Directors and recommended by the Compensation Committee.

   The Corporation's stock option plans are its long-term incentive plans for officers and key employees. The stock option plans are designed further to align the interests of the Corporation's executives and its shareholders by creating a direct link between long-term executive compensation and long-term increases in shareholder values. Since all options are granted at fair market value at the time of grant, there is no built-in profit and thus the value of the option is tied solely and directly to increases in value of the Corporation's Common Shares. Stock options are granted to the Corporation's officers from time to time as deemed appropriate by the Committee based on various factors, including particularly the executive's ability to influence the Corporation's long- term growth and profitability.

   The Compensation Committee periodically reviews the base compensation of the Corporation's officers. At the end of 1994, based on various factors, including the Corporation's continued earnings improvement in 1994 and the relationship between the level of Mr. Ryan's base compensation and the median compensation of chief executive officers of companies in the American Stock Exchange Capital Goods Index with annual revenues between $40 million and $120 million, the Committee recommended an increase of $10,000 in the base annual rate of compensation of Mr. Ryan.

                                            THE COMPENSATION COMMITTEE
                                             Francis J. Dunleavy, Chairman
                                             Frederick L. Bissinger
                                             Roy C. Carriker
                                             Ralph R. Whitney, Jr.

PERFORMANCE GRAPH

   The following graph shows the cumulative total return for the last five years, calculated as of December 31 of each such year, for the Corporation's Common Shares, the Standard & Poor's 500 Index and the American Stock Exchange Capital Goods Index. The graph assumes that the value of the investment in each of the three was $100 at December 31, 1989 and that all dividends were reinvested.




|-----------------------------------------------------------------------------|
|     200|------------------------------------------------------------------| |
|        |                                                                  | |
|        |                                                                  | |
|     180|------------------------------------------------------------------| |
|        |                                                *                 | |
|        |                                                                  | |
|     160|------------------------------------------------------------------| |
|        |                                                 &            &   | |
|  D     |                                     *                            | |
|  O  140|------------------------------------------------------------------| |
|  L     |                         *          &                        *    | |
|  L     |                         &                       #           #    | |
|  A  120|------------------------------------------------------------------| |
|  R     |                                                                  | |
|  S     |               *                                                  | |
|     100|---*&#-------------------#-----------#----------------------------| |
|        |               &                                                  | |
|        |               #                                                  | |
|      80|------------------------------------------------------------------| |
|        |                                                                  | |
|        |                                                                  | |
|      60|----|----------|---------|-----------|-----------|-----------|----| |
|            1989      1990      1991        1992         1993        1994    |
|                                                                             |
|                      *=SELAS        &=S&P 500       #=AMEX                  |
|                                                                             |
|-----------------------------------------------------------------------------|


===============================================================================
                              1989    1990    1991     1992     1993     1994
- - -------------------------------------------------------------------------------
Selas Corporation of
 America                      $100    $111    $138     $149     $178     $130
- - -------------------------------------------------------------------------------
S&P 500 Index                  100      97     126      136      151      153
- - -------------------------------------------------------------------------------
AMEX Capital Goods Index       100      84     101      102      126      122
===============================================================================

BOARD AND COMMITTEE MATTERS

   The Corporation's Board of Directors met ten times in 1994. Directors who are not officers of the Corporation receive an annual retainer of $20,000 plus $800 per Board or Committee meeting attended on a particular day and $400 for each additional Board or Committee meeting attended on the same day.

   The Board of Directors has standing Audit and Compensation Committees. There is no standing Nominating Committee.

   The Audit Committee, comprised of Mr. Austin, Chairman, and Messrs. Bissinger and Whitney, met two times in 1994. The Audit Committee receives information from the outside auditors and from management of the Corporation relating to the Corporation's financial statements and considers recommendations of the auditors and financial management as to audit and accounting matters.

   The Compensation Committee, comprised of Mr. Dunleavy, Chairman, and Messrs. Bissinger, Carriker and Whitney, met three times during 1994. The Compensation Committee reviews and makes recommendations to the Board of Directors concerning officer compensation and officer and employee bonus programs and administers the Corporation's 1985 Stock Option Plan and the 1994 Stock Option Plan.

SHAREHOLDER PROPOSALS

   Under Securities and Exchange Commission rules, certain shareholder proposals may be included in the Corporation's proxy statement. Any shareholder desiring to have such a proposal included in the Corporation's proxy statement for the Annual Meeting to be held in 1996 must deliver a proposal in full compliance with Rule 14a-8 under the Securities Exchange Act of 1934 to the Corporation's executive offices not later than November 16, 1995.

OTHER MATTERS

   The management of the Corporation knows of no matters other than those stated above to come before the meeting. However, if any other matters should properly come before the meeting, the enclosed proxy confers discretionary authority with respect thereto.

   The cost of printing and mailing this notice and soliciting the proxies is to be borne by the Corporation. Employees of the Corporation may solicit proxies by personal interview, mail, telephone and telegraph. The Corporation has retained Hill and Knowlton, Inc. to assist in the solicitation of proxies at an estimated cost of approximately $3,750 plus expenses. The Corporation will request brokerage houses and other nominees to forward soliciting material to the beneficial owners of the shares held of record by such persons. The Corporation will reimburse them for their expenses in doing so.

                                                Robert W. Ross
                                                Secretary

                          SELAS CORPORATION OF AMERICA
                          DRESHER, PENNSYLVANIA 19025
         This Proxy is Solicited on Behalf of the Board of Directors

         The person signing this Proxy hereby appoints STEPHEN F. RYAN and ROBERT W. ROSS as proxies, each with power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this Proxy card, all the common shares of Selas Corporation of America held of record by the person signing this Proxy on March 7, 1995 at the annual meeting of shareholders to be held on April 18, 1995 or any adjournment thereof.

         PLEASE SIGN AND RETURN THIS PROXY IN THE ENCLOSED POSTAGE
                                PAID ENVELOPE.
                          (continued on other side)





                             FOLD AND DETACH HERE

 1. ELECTION OF DIRECTORS.
    The nominees for election are Francis J. Dunleavy and Stephen F. Ryan.

  FOR all nominees          / /        Withhold Authority        / /
listed above (except as                to vote for all
 marked to the                        nominees listed above
contrary at the right)

To withhold authority to vote for
any individual nominee, write that
nominee's name in the space provided below.

- - -------------------------------------------

2. PROPOSAL TO RATIFY THE APPOINTMENT OF KPMG PEAT
   MARWICK LLP AS THE AUDITORS OF THE CORPORATION.

   FOR         AGAINST             ABSTAIN
   / /          / /                  / /

3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

                                 THE SHARES REPRESENTED BY THIS PROXY,
                                 DULY EXECUTED, WILL BE VOTED AS
                                 INSTRUCTED ABOVE. IF INSTRUCTIONS ARE
                                 NOT GIVEN, THEY WILL BE VOTED FOR THE
                                 ELECTION OF DIRECTORS AS SET FORTH IN
                                 THE CORPORATION'S PROXY STATEMENT AND
                                 FOR RATIFICATION OF THE APPOINTMENT
                                 OF AUDITORS.

                                 -------------------------------------------

                                 -------------------------------------------
                                                Signature

                                 Your signature should appear exactly as your name appears in the space to the left. For joint accounts, any co-owner may sign. When signing in a fiduciary or representative capacity, please give your full title as such.

                                 Date                                  , 1995
                                     ----------------------------------


 "PLEASE MARK INSIDE BLUE BOXES SO THAT DATA
  PROCESSING EQUIPMENT WILL RECORD YOUR VOTES"


                              FOLD AND DETACH HERE